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                                                                   Exhibit 10(b)





CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the Statement of Additional Information of this Registration Statement on Form N-4, filed on behalf of the Penn Mutual Life Insurance Company and Penn Mutual Variable Annuity Account III under the Securities Act of 1933 and as Amendment No. 21 under the Investment Company Act of 1940 (file No. 2-77283), of our report, which includes an explanatory paragraph regarding the adoption of several accounting pronouncements, dated January 31, 1997 on our audits of the consolidated financial statements of The Penn Mutual Life Insurance Company as of December 31, 1996 and for the two year period ended December 31, 1996.


/s/ Pricewaterhouse Coopers LLP

August 31, 1998